Exhibit (a)(5)(A)

Sir Jim Ratcliffe and Trawlers Limited Extend Tender Offer for Up To 25% of the Outstanding Class A Shares of Manchester United plc

February 12, 2024

FORT ANNE, Isle of Man --(BUSINESS WIRE)— Trawlers Limited (“Purchaser”), a company limited by shares incorporated under the laws of the Isle of Man and wholly owned by James A. Ratcliffe, a natural person (an “Offeror” and together with the Purchaser, the “Offerors”) today announced that the Offerors have extended the expiration date of their previously announced tender offer (the “Offer”) to purchase  up to 13,237,834 Class A ordinary shares, par value $0.0005 per share (“Class A Shares”), of Manchester United plc (NYSE: MANU) (the “Company”). The Offer is being made pursuant to the transaction agreement, dated as of December 24, 2023, by and among Purchaser, the sellers party thereto and the Company (together with any amendments or supplements thereto, the “Transaction Agreement”). The Offer and withdrawal rights were initially scheduled to expire at one minute after 11:59 p.m. Eastern Time on February 13, 2024. The Offer and withdrawal rights are now scheduled to expire at one minute after 11:59 p.m. Eastern Time on February 16, 2024, unless extended or earlier terminated, in either case pursuant to the terms of the Transaction Agreement.

Computershare Trust Company, N.A., the depositary for the Offer, has advised the Offerors that, as of 5:00 p.m. Eastern Time on February 9, 2024, the last business day prior to the announcement of the extension of the Offer, 19,431,468 Class A Shares, representing approximately 36.7% of the outstanding Class A Shares, have been validly tendered (and not validly withdrawn) pursuant to the Offer. Class A Shareholders who have already tendered their Class A Shares do not have to re-tender their Class A Shares or take any other action as a result of the extension of the expiration date of the Offer.

Completion of the Offer remains subject to additional conditions described in the tender offer statement on Schedule TO filed by the Offerors with the U.S. Securities and Exchange Commission on January 17, 2024, as amended (the “Schedule TO”). The Offer will continue to be extended until all conditions are satisfied or waived, or until the Offer is terminated, in either case pursuant to the terms of the Transaction Agreement and as described in the Schedule TO.

Georgeson LLC is acting as information agent for the Offerors in connection with the Offer. Requests for documents and questions regarding the Offer may be directed to Georgeson LLC by telephone at (888) 275-7781 (domestic) or (781) 236-4943 (international) or by email at manchesterunited@georgeson.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” relating to the proposed acquisition of Class A Shares of the Company by the Offerors. Such forward-looking statements include, but are not limited to, statements about the parties’ ability to satisfy the conditions to the consummation of the Offer, the expected timetable for completing the Offer and the other transactions contemplated by the Transaction Agreement and the ancillary agreements thereto (collectively, the “Transactions”), the Company’s and Offerors’ beliefs and expectations, the benefits sought to be achieved by the Transactions, and the potential effects of the completed Transactions on both the Company and the Offerors. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should,” “predict,” “goal,” “strategy,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements. These forward-looking statements are based on current expectations and projections about future events, but there can be no guarantee that such expectations and projections will prove accurate in the future. All statements other than statements of historical fact are forward-looking statements. Actual results may differ materially from current expectations due to a number of factors, including (but not limited to) risks associated with uncertainties as to the timing of the Transactions; uncertainties as to how many of the Company’s shareholders will tender their shares in the Offer; the risk that competing offers will be made; the possibility that various conditions to the Transactions may not be satisfied or waived; and the risk that shareholder litigation in connection with the Transactions may result in significant costs of defense, indemnification and liability. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. Except as required by law, the Company and the Offerors undertake no obligation to publicly release any revisions to the forward-looking statements after the date hereof to conform these statements to actual results or revised expectations.

About the Offer and Additional Information

This press release is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell Class A shares of the Company or any other securities. The Offerors have filed a tender offer statement on Schedule TO (the “Tender Offer Statement”) with the United States Securities and Exchange Commission (the “SEC”) and the Company has filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 (the “Solicitation/Recommendation Statement”). THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION / RECOMMENDATION STATEMENT (AS FILED AND AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ AND CONSIDERED CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. The Company’s shareholders and other investors can obtain the Tender Offer Statement, the Solicitation/Recommendation Statement and other filed documents for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Investors page of the Company’s website, https://ir.manutd.com/. In addition, the Company’s shareholders may obtain free copies of the tender offer materials by contacting Georgeson LLC, the information agent for the Offer, by telephone at (888) 275-7781 (domestic) or (781) 236-4943 (international) or by email at manchesterunited@georgeson.com.